EX-99.2
                              Press Release issued by Company 10/25/00

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Sarasota,  Florida-  (Business Wire)- October 25, 2000- American  Communications
Enterprises, Inc. (NASD OTC Bulletin Board:'ACEN') announced today the final details of the 4 for 1 stock split announced October 19, 2000. The Company has filed all documentation to effect a distribution of 3 additional shares to all shareholders of record at the close of business on November 6, 2000. The transaction, to be accounted for as a stock dividend distribution, has also been announced through notification to all shareholders of record and appropriate regulatory authorities.

Please disregard the reference to October 30, 2000 as the date of record for the dividend as stated in the October 19, 2000 Company Press Release.

The Date of distribution for the dividend shares is November 16, 2000.

About American Communications

ACEN is creating strategic relationships and acquiring complimentary operating companies within the global communications industry that have proven management and state-of-the-art technologies. On October 19th, the Company announced a 4 for 1 forward split of its stock with an effective date of November 6th, 2000. All shareholders of the Company as of the close of market on November 6th will receive the additional shares.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, competitive pressures, the company's ability to successfully implement traffic, constantly changing technology, associated with recently formed entities. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC.

For additional information contact: Mr. Steve Wagoner at (941) 923-1949 or by email at swagoner@tbfcorp.net.



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